FOR IMMEDIATE RELEASE

OXFORD AUTOMOTIVE TO PURCHASE EATON CORP. SUSPENSION DIVISION


(Troy, MICH, March 16, 1998) - Oxford Automotive, Inc., today announced it had reached agreement to purchase the Suspension Division of Eaton Corporation, a leading North American Tier I supplier of leaf spring suspension systems for automotive applications.

The Suspension Division has annualized sales of approximately $130 million per year and maintains four manufacturing operations with approximately 1,060 employees. These sites are: Wallaceburg, Ontario; Chatham, Ontario; Hamilton, Indiana; and joint venture operations in Valencia, Venezuela.

The transaction is expected to close during April, and is subject to completion of certain conditions.

The announcement marks another highlight in a year of enormous growth at Oxford, a full service Tier I supplier of complex, value added automotive metal components, assemblies and modules to automotive original equipment manufacturers (OEMs).

With the most recent acquisition, Oxford is fast becoming an industry leader in the development and manufacture of control arm and other suspension products to the light truck and SUV market. It possesses a proud 100-year heritage in the metal forming industry with decades of experience in producing sophisticated stamped metal components for automobile manufacturers.

Oxford has continued to expand its business and during the last six months completed the acquisition of Howell Industries, and RPI, Inc., and expanded its operations in Silao, Mexico. The first phase of the 42,000 square-foot Silao plant, which is expected to become operational in the second quarter of the year, will offer stamping, welding and assembly operations for metal formed vehicle systems. Oxford also operates an assembly facility in Saltillo, Mexico.

The possible addition of the joint venture in Venezuela supports Oxford's core commitment of meeting the worldwide manufacturing needs of the increasingly global automotive industry.

"Eaton's Suspension Division will strategically complement the extensive suspension products already being manufactured by Oxford," says Steve Abelman, president and chief executive officer, Oxford Automotive. "We are particularly pleased about the possible opportunity to expand operations into Venezuela, because we recognize that automakers are demanding global suppliers. We are continuing to consider other global acquisitions, and look forward to making more announcements in the near future."

The Suspension Division is a full-line supplier of multi-plate and long taper leaf springs for light-, medium-, and heavy-duty trucks. Abelman says the division has built "unparalleled expertise" in several areas, including surface enhancement and residual stress development, heat treating and corrosion resistant coatings. It has invested heavily in proprietary manufacturing technologies, and has maintained a leadership position in weight and performance specifications for leaf spring systems.

The acquisition brings to Oxford not only the products and facilities of the Suspension Division, but its strong, experienced management team, says Abelman.

"This acquisition enhances the base of skill and expertise at Oxford Automotive and strengthens our position as one of the industry leaders in metal formed suspension products," he says.

Oxford Automotive, a privately-held company headquartered in Troy, Mich., is a leading full service Tier I designer and producer of high quality, engineered metal components, assemblies and modules used by automotive OEMs. Oxford operates 14 manufacturing facilities with state-of-the-art technologies in metal stamping, rollforming, welding and assembly equipment.